For Immediate Release
Date:	July 26, 2007

Contact:	Mary Beth Steiginga,
Assistant Secretary
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Announces
Record Earnings for the Second Quarter, 2007

Midland Park, NJ – July 26, 2007 - Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, announced today net income for the three (3) months ended June 30, 2007 of $1.45 million or $0.29 basic and fully diluted earnings per share, an increase of 24.6% and 26.1% respectively, as compared to net income of $1.17 million, or $0.23 basic and fully diluted earnings per share for the same three (3) month period in 2006.

For the six (6) months ended June 30, 2007, Stewardship Financial Corporation reported net income of $2.54 million or $0.51 basic earnings per share, an increase of 11.6% and 13.3% respectively, as compared to net income of $2.28 million or $0.45 per share for the same six (6) month period in 2006.  Diluted earnings per share were $0.50 for the six (6) months ended June 30, 2007, an increase of 11.1% over the diluted earnings per share of $0.45 for the six (6) months ended June 30, 2006.  Per share calculations have been adjusted for a 5% stock dividend paid in November 2006.

Stewardship Financial Corporation’s President and Chief Executive Officer Paul Van Ostenbridge stated, “We are pleased to report on our performance for the period ending June 30, 2007.  Core earnings remain strong despite the continued challenges of growing core deposits in the current interest rate environment.  We are encouraged by the growth in our loan portfolio with our commercial products leading the way.  Our newest branch in Wyckoff is bringing in strong deposit relationships and we look forward to our newest branch opening in Westwood, New Jersey during the third quarter of 2007.”

Stewardship Financial Corporation’s total assets reached $538.8 million at June 30, 2007, compared to $495.4 million at June 30, 2006, resulting in growth of 8.8%.  Total loans increased 6.6% to $383.7 million at June 30, 2007, compared to $359.8 million at June 30, 2006.  Total deposits were $451.5 million at June 30, 2007, compared to $419.0 million a year ago, resulting in growth of 7.8%.  Total stockholders’ equity increased 10.2% to $38.6 million at June 30, 2007, compared to $35.0 million a year ago.  Earnings for the quarter and year ended June 30, 2007 were impacted by the receipt of a life insurance payout, which resulted in miscellaneous income of $459,000.

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2), Montville, Pequannock, Ridgewood, Waldwick, Wayne (3), and Wyckoff, New Jersey.  Our 12th branch is expected to open in Westwood, New Jersey during the third quarter of 2007, which will be followed by a new location in North Haledon, New Jersey in the first quarter of 2008.  The bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  We invite you to visit our website at www.asbnow.com for additional information.

This information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Financial Highlights
(unaudited)
(In thousands, except per share data)

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2007	2006	2007	2006
Selected Operating Data:
Total interest income	$16,049	$14,318	$8,117	$7,334
Total interest expense	6,574	4,879	3,315	2,572
Net interest income before provision
for loan loss	9,475	9,439	4,802	4,762
Provision for loan loss	190	160	180	110
Net interest income after provision
for loan loss	9,285	9,279	4,622	4,652

Noninterest income	2,502	1,902	1,506	1,032

Noninterest expense	8,177	7,641	4,182	3,863

Income before income tax expense	3,610	3,540	1,946	1,821
Income tax expense	1,070	1,264	492	654
Net income	$2,540	$2,276	$1,454	$1,167

Basic earnings per share	$0.51	$0.45	$0.29	$0.23
Diluted earnings per share	$0.50	$0.45	$0.29	$0.23

	At June 30,
	2007	2006
Selected Financial Data:
Total assets	$538,837	$495,367
Total loans, net of deferred loan fees	383,653	359,804
Allowance for loan losses	4,181	4,011
Total deposits	451,478	418,956
Stockholders' equity	38,614	35,029

	At or for the six month period ended
	June 30,
	2007	2006
Selected Financial Ratios:
Annualized return on average assets (ROA)	0.99%	0.95%
Annualized return on average equity (ROE)	13.41%	13.36%
Tier 1 equity to total assets	8.47%	8.48%
Book value per share	$7.65	$6.95

All share data has been restated to include the effect of a 5% stock dividend paid in November, 2006.